Accountants' Consent
                      --------------------





The Board of Directors
Harbor Federal Bancorp, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Harbor Federal Bancorp, Inc. of our report dated May 15, 1998, relating to the consolidated statements of financial condition of Harbor Federal Bancorp, Inc. and subsidiary as of March 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, which report is incorporated by reference in the March 31, 1998 annual report on Form 10-KSB/A of Harbor Federal Bancorp, Inc.


                                /s/ KPMG Peat Marwick LLP

                                KPMG Peat Marwick LLP



Baltimore, Maryland
    July 7, 1998